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                                                                    EXHIBIT 99.1


Press Release                         Source: Wackenhut Corrections Corporation

WACKENHUT CORRECTIONS CORPORATION ANNOUNCES COMPLETION OF NEW FINANCING
                          Wednesday July 9, 3:33 pm ET



BOCA RATON, Fla., July 9 /PRNewswire-FirstCall/ -- Wackenhut Corrections Corporation (NYSE: WHC - News; "WCC") announced today that it has completed the sale of $150 million in aggregate principal amount of ten-year, 81/4% senior unsecured notes in a private offering to qualified institutional buyers under Rule 144A of the Securities Act and to persons outside the United States pursuant to Regulation S and the amendment of its senior secured credit facility, consisting of a $100 million 6-year term loan ("Term Loan B") and a $50 million 5-year revolver ("Revolver"). The interest rate for the Term Loan B and the Revolver is LIBOR plus 3%.

o    (Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20010614/WCCLOGO)

The notes have not been registered under the securities laws of the United States and may not be offered or sold in the United States except to qualified institutional buyers. WCC has used the net proceeds from the offering, together with approximately $100 million of borrowings under its amended senior secured credit facility and approximately $16 million in cash-on-hand, to repurchase 12 million shares of its common stock from Group 4 Falck A/S, its former 57% shareholder, and to refinance amounts outstanding under its previous senior secured credit facility.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.


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Source: Wackenhut Corrections Corporation